EXHIBIT 99.1

PATRON SYSTEMS, INC. ANNOUNCES COMPLETION OF SALE OF LUCIDLINE

BOULDER, CO April 24/PRNewswire-FirstCall/ -- Patron Systems, Inc. ("Patron") (OTC Bulletin Board: PTRS - News), a provider of enterprise software to create, manage and share electronic forms and messages, today announced the completion of the sale of its wholly-owned subsidiary LucidLine, Inc. ("LucidLine").

Patron consummated the sale of LucidLine as a strategic business transaction designed to further streamline Patron's business focus on enterprise level software and service solutions designed to help customers create, manage and apply complex rule sets that support business policies, enhance work flow processes, enforce regulatory compliance, and reduce the time, cost and overhead of electronic message management.

Robert Cross, CEO of Patron, stated that "Patron sold LucidLine to enhance Patron's long-term profitability and strategic operations." The sale was accomplished pursuant to a Stock Purchase Agreement dated April 18, 2006, between Patron and Walnut Valley, Inc.

About Patron Systems
Founded in 2002, Patron Systems has developed products and technologies that close gaps in the management of an organization's messaging environment. Our suite of Active Message Management(TM) products address eform creation, capture, sharing, and manage data in an industry standard format (GJXDM); e-mail policy management, e-mail retention policies, archiving and eDiscovery, proactive e-mail supervision, and protection of messages and their attachments in motion and at rest. We serve customers in highly regulated industries such as financial services, legal, public safety and law enforcement, healthcare and
pharmaceuticals.       Further       information       is      available      at
http://www.patronsystems.com.

Forward-Looking Statements

This release may contain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to streamlined business operations and enhanced long-term profitability. These statements are based on current estimates and projections about Patron's business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Such factors include, but are not limited to, the Company's ability to execute effectively its business plan, changes in the market for electronic message management, changes in market activity, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. These and other risks are described in the Company's filings with the Securities and Exchange Commission, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company assumes no obligation to update information concerning its expectations.

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Source: Patron Systems, Inc.